Exhibit 99.1

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM, and I want to welcome you to our third quarter 2019 earnings presentation.  I’m here with Jim Kavanaugh, IBM’s Senior Vice President and Chief Financial Officer.

We’ll post today’s prepared remarks on the IBM investor website within a couple of hours, and a replay will be available by this time tomorrow.

Some comments made in this presentation may be considered forward looking under the Private Securities Litigation Reform Act of 1995.  These statements involve factors that could cause our actual results to differ materially.  Additional information about these factors is included in the company’s SEC filings.

Our presentation also includes non-GAAP measures, to provide additional information to investors. For example, revenue growth is presented at constant currency throughout the presentation and remarks.  In addition, to provide a view consistent with our go-forward business, we’ll focus on constant currency growth adjusting for our recently divested businesses for the impacted lines of total revenue, cloud and our geographic performance.  We have provided reconciliation charts for these and other non-GAAP measures at the end of the presentation, and in the 8-K submitted to the SEC.

I also want to remind you that IBM’s revenue, profit and earnings per share reflect the impact of purchase accounting and other transaction-related adjustments associated with the acquisition of Red Hat.  These adjustments and charges are primarily non-cash.

So with that, I’ll turn the call over to Jim.

Overview

Thanks Patricia, and thanks to all of you for joining us.

In the third quarter, we delivered $18 billion of revenue, $2.4 billion of operating net income, and $2.68 of operating earnings per share.  We continued our strong cash generation, with $12.3 billion of free cash flow over the last year, which is 126 percent normalized free cash flow realization.  And we reduced our debt balance by nearly $7 billion since the end of June, maintaining a strong balance sheet.

This quarter we continued to see good performance in the key high-value areas of data and AI, security, cloud and digital.  We continued to bring new innovations to the market, launching our z15 mainframe and containerizing our software.  And of course, we closed the acquisition of Red Hat, where we’ve had a good first quarter, with Red Hat revenue growth accelerating to 20 percent on a normalized basis.

Let me give you a little more color by segment.  Cloud and Cognitive Software revenue was up eight percent this quarter, led by growth in Cognitive Applications and Cloud and Data Platforms, including the contribution from Red Hat.  In Global Business Services revenue was up over two percent, and we expanded gross margin.  Once again, we had solid performance in Consulting, driven by next generation application offerings, and in application modernization for the cloud.

In Global Technology Services, revenue was down four percent.  We continue to have good growth in the services that help our clients to move and manage cloud workloads, and our cloud revenue in the segment was up 10 percent.  But our GTS performance fell short of our expectations due to lower in-period revenue from client business volumes in certain markets.  While the volume impact has near-term revenue and profit implications, we had good long-term signings, and a solid pipeline of deals that deliver productivity to clients in this environment.

Our Systems revenue was down 14 percent, primarily reflecting the back end of our z14 mainframe product cycle.  We continue to invest to bring new innovation to our platforms, and we announced our next generation of IBM Z, which started to ship the last week of the quarter.  Our new z15 has a strong value proposition, and we had a solid start to the cycle, in-line with our expectations.

And so, IBM’s performance continues to be led by areas that help our clients with their digital transformations and journeys to cloud.  Across our segments, our cloud revenue growth accelerated to 14 percent, and IBM’s cloud revenue over the last year is now over $20 billion.

Red Hat Update

We’re entering the next chapter of cloud, which will be driven by mission-critical workloads.  Enterprise clients will need to securely deploy, run and manage these workloads across on-prem, private, and public cloud environments.  These hybrid, multicloud environments will be based on a foundation of Linux, with containers and Kubernetes.  Red Hat is at the center of this, with the number one Linux operating system, RHEL, and the leading hybrid cloud platform, OpenShift.  When we bring these together with IBM’s enterprise incumbency, scale and expertise, we’re ideally positioned to lead in the significant hybrid cloud opportunity.

We’ve invested to bring new innovations to market, leveraging the technology architecture of Linux, containers, and Kubernetes.  We have standardized on Red Hat OpenShift as our hybrid cloud platform, and we’ve modernized our software portfolio so that it can run on all private and public clouds.  We’ve announced OpenShift on IBM Cloud and on IBM Z.  And we’ve introduced consulting and technology services for Red Hat, to capitalize on our expertise in digital reinventions, and our leadership position in managing mission-critical workloads.

And now at the end of the third quarter, we’re off to a great start.  As I said, Red Hat revenue in the quarter was up 20 percent.  That’s normalized to provide better comparability to Red Hat’s historical performance.  But remember IBM’s reported results also include the deferred revenue purchase accounting adjustment, which by the way, was within $30 million of the third quarter estimate we provided in early August.  The 20 percent growth is an acceleration from Red Hat’s performance before we announced the transaction.

This quarter, Red Hat’s Infrastructure business, which is predominantly RHEL, had double-digit growth and continued to take share.  This is a great proof point of the continued importance of Linux as the foundation for enterprise workloads in a hybrid cloud environment.  And momentum continued in Application Development and emerging technologies, driven by both OpenShift and Ansible.  We’re adding new OpenShift clients and expanding Red Hat adoption in existing clients.  For example, in the third quarter, IBM helped Red Hat expand its footprint at Visa in support of the client’s strategy of accelerating technology platform innovation, using open source solutions.  And Spanish retailer El Corte Ingles selected Red Hat OpenShift as the foundational technology together with IBM’s migration and implementation services for its hybrid cloud strategy.  The expansion of the client base and the revenue trajectory are good indications of our clients’ confidence in the value of Red Hat and IBM together.

And in terms of confidence of the workforce, over the last several months Red Hat hired about 1,000 new associates to address the growing demand for the Red Hat portfolio and hybrid cloud value proposition, while employee attrition has been stable year to year.

Key Financial Metrics

So let me turn to IBM’s key financial metrics, which of course include Red Hat.  As we’ve discussed in the past, IBM’s revenue, profit, and operating earnings per share reflect the impact of the non-cash deferred revenue purchase accounting adjustment, along with other transaction-related activity.  Our operating gross margin was flat, though up 30 basis points when you exclude the impact from the divested businesses.  You’ll recall we took a workforce rebalancing charge in the second quarter to address the foregone profit of these businesses and some stranded costs.  We’ll start to see more of the savings in the fourth quarter.

Our pre-tax income also reflects growth in expense.  This operating expense increase was driven by the addition of Red Hat, both operational spending, and transaction-related costs for equity, retention and higher interest expense.  At the same time, our base spending reflects investments to bring our software and systems innovations to the market.  And we had a lower level of IP income.

Our operating tax rate in the quarter was a few points less than we estimated in early August, due to the timing of discrete tax items.  We continue to expect the full year “all-in” operating tax rate of nine to 10 percent, which includes Red Hat, and an estimate of discrete tax items for the year.  And so, the year-to-year decline in operating net income and operating earnings per share was driven predominantly by the non-cash purchase accounting adjustments.  But more importantly, our cash metrics are not affected by these adjustments.

We generated $1.8 billion of free cash flow in the quarter, and nearly $6 billion year to date.  Because our cash generation is so heavily skewed to the fourth quarter, as always, trailing twelve months is the best way to look at our free cash flow performance.  On that basis, we generated $12.3 billion, which results in 126 percent normalized free cash flow realization.  Our strong cash generation and focus on capital allocation resulted in a stronger balance sheet, ending the quarter with a cash balance of about $11 billion, and significantly lower debt levels versus 90 days ago.

Debt Update

So, let me comment on how we’ve improved our debt profile this quarter. As you know, we took on additional debt to fund the Red Hat transaction, and at the end of June we had $73 billion in debt.  This includes what I’ll call core debt of $48 billion, and $25 billion for our financing business, which is fully supported by our financing receivables.  Looking at our Global Financing debt, we’re winding down our OEM commercial financing operations by the end of this year.  This reduces our financing debt and improves the overall credit quality of our receivables.  To accelerate reduction of our core debt, we suspended our share repurchase program.  We did this in early July, when we closed the Red Hat transaction.  The result of these actions is a reduction in IBM’s total debt from $73 billion to $66 billion during the quarter.  That’s nearly $7 billion.

And so, I’d say our deleveraging plan is on track.  As we look forward, our debt repayment profile provides good opportunity to continue to deleverage.  And as we’ve said, we’re committed to achieving a leverage ratio consistent with a mid to high single-A rating within a couple of years.

Cloud & Cognitive Software Segment

So now I’ll get into the segment results, starting with Cloud and Cognitive Software, which was up eight percent this quarter.  We had strong growth in both Cloud and Data Platforms, now inclusive of Red Hat, and Cognitive Applications, while Transaction Processing Platforms revenue was down.  Cloud revenue in the segment was up over 60 percent this quarter, reflecting the investments and steps we’ve taken to capture the hybrid cloud opportunity.

In Cloud and Data Platforms, we delivered double-digit growth, as we begin to execute on the combined IBM and Red Hat hybrid cloud strategy.    I mentioned earlier the importance of Linux, containers and Kubernetes as the platform for hybrid cloud, standardizing on Red Hat OpenShift.  We’ve containerized our software, and introduced Cloud Paks, containerized software solutions that incorporate OpenShift and RHEL.  We’re rearchitecting and optimizing our offerings, including integrating technologies from IBM Cloud Private into our Cloud Paks, and into OpenShift.  And now, just about ninety days following the closing of the acquisition, Red Hat demonstrated strong and broad-based revenue growth this quarter.  And, although early, we’re seeing green shoots in our newly launched Cloud Paks.  We’re working with over 1,800 clients with access to our container solutions, including OpenShift and Cloud Paks.  For example, CVS Health has selected multiple Cloud Pak offerings, including the Cloud Pak for Integration, in support of their hybrid cloud initiatives for agile data services and improved consumer experiences.  These offerings will combine the power of IBM software with OpenShift and RHEL.

Cognitive Applications revenue growth of six percent was led by security software and services, and industry verticals like IoT.  In Security, we were just recognized again by Gartner as the number one enterprise security vendor.  We continue to see strong performance in our threat management software and services offerings like QRadar and X-Force Threat Management.  We recently announced a project working with the City of Los Angeles and the LA Cyber Lab to provide threat intelligence to local businesses to proactively fight cybercrime, leveraging X-Force incidence response and intelligence services.  And, as clients are increasingly looking to migrate secure operations to the cloud, we’re seeing traction with the combination of QRadar on Cloud and X-Force Threat Management for managed threat monitoring services on the cloud.  In IoT we had traction across the portfolio, including in our Maximo and Tririga offerings.  We continue to invest in new offerings and our industry-specific solutions like Maximo for Transportation, Maximo for Oil & Gas and Maximo for Aviation have been resonating with clients.

And then, in our Transaction Processing Platforms, which includes software that runs mission-critical workloads on our hardware platforms, revenue declined this quarter.  While much of this revenue is annuity based, in any quarter the performance reflects the timing of larger transactions that are tied to client buying cycles.

Looking at the profit for the segment, the decline in pre-tax margin was primarily driven by the purchase accounting impacts from the Red Hat acquisition.

Global Business Services Segment

Moving to Global Business Services, revenue was up over two percent, and gross margin expanded by 110 basis points.  Consulting revenue grew five percent, driven by offerings that address cognitive technology, application modernization, and next-generation enterprise applications such as S/4HANA and Salesforce.  Application Management was flat.  We had growth in our strategic areas of application modernization, such as cloud application management and application development on emerging platforms, offset by declines in traditional enterprise application management.

GBS brings together deep industry expertise and technology to provide clients with a holistic approach to de-risk and orchestrate their digital transformation journeys.  Our cloud application offerings help clients to implement cloud-centric architectures to modernize and automate their application portfolio. This is where we’re seeing some early progress in synergies with Red Hat as we standardize on OpenShift as our preferred development platform.  This quarter we signed over 20 deals across industries ranging from telecommunications, to banking and financial services, to travel and transportation, to retail, which utilize Red Hat capabilities to modernize their application portfolio.  GBS also works with enterprises to leverage cognitive technologies to drive insight and process improvements, as they evolve from isolated use cases to deploying AI at scale.  We have good traction here, with double-digit growth this quarter in our process reengineering and business decision support practices.

Turning to gross profit, GBS gross margin was 31 percent.  The 110 basis point margin expansion was driven by continued mix shift to higher-value offerings, yield on our delivery improvement, productivity and utilization initiatives, and currency benefit from leveraging our global delivery resource footprint.

Global Technology Services Segment

In Global Technology Services, total revenue declined four percent.  Last quarter, I mentioned that based on the backlog runout, we saw an inflection point in the year-to-year revenue in the second half.  This was based on an improving trajectory in the runout projections over the subsequent quarters.  Revenue from backlog represents about 90 percent of next quarter’s revenue, and 85 percent two quarters out.  So it is typically a good indicator of the total revenue performance.

In the third quarter, the in-quarter revenue did not come in as expected.  We had lower customer business volumes in certain markets and some multinational clients versus our expectations, and this impacted the growth rate by an additional point.  Because this work leverages existing resources, it has a higher margin profile.  And so, these lower volumes impacted our gross margin, which was down about a point from the prior year.  We have a supplemental chart that describes the revenue dynamics in more detail.

But now taking a broader perspective, we had good overall signings.  Our GTS signings were up 20 percent this quarter, and signings are also up over the last 12 months.  This results in a one-point sequential improvement in the GTS year-to-year backlog performance.  The signings growth is driven by cloud. Our cloud signings were up over 60 percent, and cloud now comprises over 40 percent of the GTS outsourcing backlog.  This is up from just over 25 percent as we exited 2017.

Enterprises are in the early phases of their journeys to modernize their infrastructures to deliver savings, productivity, and innovation.  We are ideally positioned to move our clients to the cloud, and de-risk the journey for them.  We’ve been shifting our portfolio to capture this opportunity, investing in our cloud capabilities, while de-emphasizing and exiting certain lower value content.  We have re-aligned our offerings across our clients’ cloud lifecycle journey of Advise, Move, Build, and Manage.  We’ve been infusing our offerings with IP, and now leveraging Red Hat’s capabilities. IBM Services is taking an integrated approach to application modernization for the hybrid cloud.  At the same time, we have continued to expand our cloud availability zones and datacenters.  And in the coming weeks you'll hear more from us on how companies from across some of the most highly regulated industries are turning to IBM's public cloud as their preferred destination for mission-critical workloads. The IBM Cloud offers these clients the highest level of security, leading data protection, and the best infrastructure to run Red Hat OpenShift and enterprise-grade workloads.

And so, we’re going to continue to deliver solid growth in cloud, and this will drive performance over the longer term. But in the short term, given the dynamics around lower client consumption, we’re going to manage for margin, profit and cash.  We’re continuing to deemphasize low-margin offerings and contracts.  We’ll get more benefit from the workforce actions we took in the second quarter.  We are scaling our Agile services delivery model and accelerating our use of AI and automation in our delivery operations.  And, finally, in the near term, we’re going to aggressively manage our variable spending, while of course continuing to invest in cloud capabilities.

Systems Segment

So now turning to Systems, revenue was down this quarter reflecting the back end of our product cycles.  Let me walk through the dynamics across the portfolio.

In the third quarter, IBM Z revenue was down 20 percent.  This is compared to good growth we had in the third quarter of last year.  The mainframe is an enduring platform, and in September we announced our newest and most advanced mainframe, z15.  As I said, we had a solid start to the cycle, based on shipments in the last week of the quarter.   Building on the momentum from the advanced security of z14, the new z15 capabilities extend the platform’s differentiation.  Encryption everywhere is the industry’s first commercial data privacy and security enforcement solution, including Data Privacy Passports, which allow for remote access management.  z15 also supports private and public clouds via Linux, Kubernetes and industry-standard tools. With the introduction of Red Hat OpenShift support, this new mainframe will support cloud native development within enterprises.  And instant recovery significantly reduces the impact of planned and unplanned downtime, enabling enterprises to get back to work more quickly.  Putting all of this together, we’re offering clients improved productivity, security and efficiency with z15.

Power revenue was down 27 percent this quarter.  I’ll remind you, in the third quarter of last year we had the best Power performance in some time, due to the introduction of mid-range and high-end POWER9, and the roll-out of our supercomputers for the U.S. Department of Energy labs in the second half of 2018.  Power continues to offer clients the performance, resiliency, and security capabilities of POWER9 to optimize enterprise workflows.

In Storage, revenue was down four percent. This is an improvement in the year-to-year performance compared to recent quarters, driven by our high end, and growth in all-flash array.  We’re focused on continued innovation in storage, and we announced the next generation high-end system, DS8900, together with the mainframe in mid-September.

Looking at Systems profit, pre-tax profit margin was down, reflecting mix headwinds and the investments we’re making to bring new hardware innovation to market.

Cash Flow and Balance Sheet Highlights

Turning to cash flow and the balance sheet, as I said, we’ve now generated $12.3 billion of free cash flow over the last 12 months. In the third quarter we generated $2.5 billion of cash from operations, excluding our financing receivables, and $1.8 billion of free cash flow. That brings our year-to-date free cash flow to $5.9 billion, which is up about $500 million year to year.  These results reflect our operational performance, effective capital management and some of the expected headwinds we mentioned at the beginning of the year.

On capital expenditures, our strategy to de-emphasize lower value content across our services and financing portfolios contributed to our cap ex decline.  Year-to-date cap ex also reflects the benefit from real estate sales in the second quarter.  You’ll recall at the beginning of the year we said we expected a headwind on cash taxes.  We saw some of that materialize in the third quarter and expect an additional headwind in the fourth as well.  Also reflected in our performance is the impact from the software and services divestitures.  I’ll remind you that the proceeds from the divestitures are considered an investing activity, so are not included in our free cash flow.

Finally, Red Hat had strong operational free cash flow performance, which was offset by incremental interest expense and some retention payments.  As we have said, we expect Red Hat to be free cash flow accretive within twelve months of closing.

Looking at the uses of cash, over the last three quarters, we’ve returned $5.6 billion to our shareholders, including $4.3 billion in dividends, and $1.4 billion of gross share repurchases.  As we’ve previously disclosed, we suspended our share repurchase program when we closed the Red Hat transaction.

And then recapping the balance sheet highlights, we ended the quarter with $11 billion in cash which is down from $46 billion in the second quarter, with approximately $34 billion used to close the Red Hat transaction.  As I mentioned earlier, total debt was down nearly $7 billion from the previous quarter.

So, to sum up the cash and balance sheet dynamics, we continue to generate strong free cash flow, and together with the portfolio actions we’ve taken, and the suspension of share repurchases, we’re positioned to return to our targeted leverage ratios within a couple of years.  In the meantime, our balance sheet is strong, with the flexibility to support our business.

Summary

So, I’ll make a few summary comments on the quarter and the year before we move on to Q&A.

During our investor webcast back in August, we shared our strategy and differentiation to address the hybrid cloud opportunity.  We had been building a strong foundation, and now with Red Hat, we’re even better positioned to win in chapter two of our clients’ digital reinventions.

In the third quarter, you saw IBM and Red Hat are off to a great start. And across IBM, our cloud revenue growth accelerated.  From a segment perspective, we had good growth in Cloud & Cognitive Software and in Global Business Services.  In Systems, we had a solid start to our z15 which shipped at the end of the quarter, and we announced new high-end storage.  Global Technology Services also had strong cloud results, but overall performance was weaker.  I described the dynamics, and in the short term we’re going to manage this business for margin and cash.  Outside of the impact from the divested businesses, our gross margin expanded, reflecting operating leverage, which is an important element of our model.  And our expense reflects a higher level of investment as we continue to bring new innovations to market.

And so, as we move into the fourth quarter, this is seasonally our biggest transaction quarter.  It will be the first full quarter of availability for our z15, and we are expecting a normal IBM Z cycle.  And we’re assuming we have solid software transactional execution.  And of course, we’re still facing a strengthening dollar.

With all of this, and a steady economic environment, we continue to expect to deliver at least $12.80 of operating earnings per share, and free cash flow of $12 billion for the year.  This is consistent with the view we provided on August 2nd, when we updated our view of the full year for the acquisition of Red Hat.

And with that, we’ll take your questions.

Closing

Thank you, Jim.  Before we begin the Q&A, I’d like to mention a few items.

First, I’ll remind you the year-to-year growth rates we’re providing today for Red Hat are normalized, to provide comparability to Red Hat’s historic performance.

Second, we have supplemental charts at the end of the slide deck that provide additional information on the quarter.  This includes the GTS revenue dynamics chart Jim mentioned a few minutes ago.

And, finally, as always, I’d ask you to refrain from multi-part questions.

So, operator, let’s please open it up for questions.